UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 29, 2013 (the “Grant Date”), the Compensation Committee of the Board of Directors of MEI Pharma, Inc. (the “Company”) approved certain awards to the Company’s executive officers under the Company’s Amended and Restated 2008 Stock Omnibus Equity Compensation Plan. On the Grant Date, Daniel P. Gold, PhD, the Company’s Chief Executive Officer, was awarded 400,000 restricted stock units (“RSUs”). Each RSU represents the contingent right to receive one share of the Company’s common stock (the “Common Stock”). One-third of Dr. Gold’s RSUs will vest on each of August 30, 2014, August 30, 2015 and August 30, 2016. The shares underlying the RSUs will be delivered to Dr. Gold on the earliest to occur of (i) the fifth anniversary of the Grant Date, (ii) Dr. Gold’s death, disability, or separation from service from the Company for any reason, or (iii) a change in control involving the Company. Also on the Grant Date, Thomas M. Zech, the Company’s Chief Financial Officer, and Robert D. Mass, the Company’s Chief Medical Officer, received non-qualified stock options to purchase 81,835 shares and 68,330 shares, respectively, of Common Stock at an exercise price of $8.63 per share. One-quarter of each of Mr. Zech’s and Dr. Mass’s options will vest on March 29, 2014, with the remaining three-quarters of the options vesting in equal monthly installments over the following thirty-six months.

The foregoing awards were made in connection with the Compensation Committee’s periodic compensation review in consultation with an independent compensation consultant. The awards were intended to offset the dilution to each officer’s proportionate equity interest in the Company resulting from the Company’s December 2012 private placement of Common Stock and warrants to purchase Common Stock to ensure that the Company’s compensation program remains competitive within the industry. The awards were also intended to further align the executives’ interests with those of Company stockholders and to retain the leadership talent required to support the Company’s long-term development initiatives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: April 4, 2013